Exhibit 10.1

CERNER EXECUTIVE SEVERANCE AGREEMENT

This Cerner Executive Severance Agreement (this "Executive Severance Agreement"), effective as of September 11, 2017 (the "Effective Date"), is a supplement to and amendment of the employment agreement dated September 30, 1996 between Zane M. Burke ("you"/"your") and Cerner Corporation, a Delaware corporation ("Cerner").

RECITALS

A.	You are the President of Cerner and have been employed by Cerner since September 30, 1996. You have been the President of Cerner since August 25, 2013.

B.	You have entered into an employment agreement with Cerner dated September 30, 1996 (your "Employment Agreement") and a mutual arbitration agreement with Cerner dated November 30, 2015.

C.	You and Cerner wish to amend your Employment Agreement by adding contractual severance terms as set forth in this Executive Severance Agreement.

D.
In consideration for your continuing employment with Cerner, the restricted stock granted to you on September 1, 2017, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, the potential benefits to you in the event of a Change in Control, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you and Cerner hereby agree to the following supplemental terms and conditions to your Employment Agreement.

E.	Definitions of capitalized terms used but not otherwise defined herein can be found in Appendix A.

AGREEMENT

In consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree to amend and supplement your Employment Agreement as follows:

1.	PARAGRAPH 2 MODIFICATION. Paragraph 2 of your Employment Agreement is deleted in its entirety and replaced with the following:

2.    EMPLOYMENT RELATIONSHIP; SEVERANCE AND BENEFITS.

A.
Type. To the extent permitted by law, your employment relationship with Cerner is "at will," which means that you may resign from Cerner at any time, for any reason or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time - for any legally permitted reason or for no reason at all and without advance notice, subject to Cerner’s potential obligations to you under Paragraph 2.C below.

B.	Resignation and Termination.

1.
Termination by Cerner. Cerner may terminate your employment (i) at any time with or without Cause, or (ii) upon your Disability. Your employment with Cerner shall be deemed automatically terminated upon your death. Upon a termination of your employment by Cerner with Cause, due to your death or on account of Disability (each an "Ineligible Severance Event"), Cerner shall pay you within thirty (30) days following your last day of employment (x) any accrued but unpaid base salary, (y) any owed reimbursements for unreimbursed business expenses properly incurred by you prior to your termination date, which shall be subject to and paid in accordance with Cerner’s expense reimbursement policy; and (z) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which you may be entitled under Cerner's employee benefit plans as of your termination date; provided that, in no event shall you be entitled to any payments in the nature of any other severance or termination payments (such as under Cerner’s Enhanced Severance Pay Plan). Those amounts described in this Paragraph 2.B.1 (x), (y) and (z) are referred to herein collectively as the "Accrued

Amounts." Payment upon termination of your employment by Cerner for any reason other than an Ineligible Severance Event is covered by Paragraph 2.C.

2.
Termination by You. You may resign from your employment with Cerner at any time upon written notice to Cerner of your intention to resign from employment. Any resignation notice must be submitted to Cerner at least thirty (30) days prior to your intended last day of employment. Cerner, however, reserves the right either to accelerate your last day of employment or to allow your intended last day of employment to stand. If you resign with fewer than thirty (30) days’ notice, or if you actually leave Cerner’s employ prior to expiration of the notice period without the permission of Cerner, then you agree that (to the extent permitted by law) no Accrued Amounts from the date you submitted your resignation notice to your last day of employment will be owed or paid to you by Cerner. All other Accrued Amounts will be paid. You may also terminate your employment hereunder upon written notice to Cerner in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control) and, subject to you satisfying your obligations under Paragraph 2.C.3 (Severance Agreement and Release), be entitled to certain severance and benefit compensation as provided in Paragraph 2.C.

You agree to report to Cerner the identity of your new employer (if any) and the nature of your proposed duties for that employer.

C.	Severance and Benefits.

1.
Non-Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation following Constructive Termination. Subject to you satisfying your obligations under Paragraph 2.C.3. (Severance Agreement and Release), if, prior to a Change in Control or at any time after twelve (12) months following a Change in Control, (i) Cerner terminates your employment other than in connection with an Ineligible Severance Event or (ii) you resign from employment following a Constructive Termination, Cerner will within sixty (60) days (or later if required by Code Section 409A) of your termination of employment:

a.	Pay you your Accrued Amounts; and

b.
Commence severance payments to you equal to the sum of (i) two (2) year’s base salary (based on your annual base salary at the time of your termination), plus (ii) two (2) times the average annual cash bonus you received from Cerner during the three (3) years preceding the termination of your employment, less (iii) normal tax and payroll deductions. Such severance pay will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays; and

c.
Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner's health, vision and dental the plans on the date of your termination of employment) under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner making payments under this Paragraph 2.C.1.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 2.C.1.c in a manner as is necessary to comply with the Affordable Care Act; and

d.	With respect to outstanding equity awards:

i.
Fully vest all outstanding unvested stock options or stock appreciation rights granted by Cerner to you and still held by you and all other outstanding equity-based compensation awards that are not intended to qualify as performance-based compensation under Code Section 162(m)(4)(C); provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Code Section 409A ("Section 409A") shall remain in effect; and

ii.
Cause all outstanding equity-based compensation awards that are intended to constitute performance-based compensation under Code Section 162(m)(4)(C) (excluding stock options and stock appreciation rights which will fully vest in accordance with Paragraph 2.C.1.d.i) to remain outstanding and vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

2.
Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation for Good Reason. Subject to you satisfying your obligations under Paragraph 2.C.3 (Severance Agreement and Release), if there is a Change in Control of Cerner and within twelve (12) months following the date such Change in Control becomes effective Cerner terminates your employment for any reason other than on account of an Ineligible Severance Event or you resign from employment with Good Reason, then Cerner will, within sixty (60) days (or later if required by Code Section 409A) of your termination of employment:

a.	Pay you your Accrued Amounts;

b.
Commence severance payments to you equal to the sum of (i) two (2) years’ base salary (based on your annual base salary at the time of your termination or resignation), plus (ii) two (2) times the average annual cash bonus you received from Cerner during the three (3) years preceding the termination or resignation of your employment, less (iii) normal tax and payroll deductions. Such severance pay will be payable in lump sum within sixty (60) days of the effective date of the termination of your employment;

c.
Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner's health, vision and dental plans on the date of your termination of employment) under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner's making payments under this Paragraph 2.C.2.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 2.C.2.c in a manner as is necessary to comply with the Affordable Care Act; and

d.
Fully vest all outstanding unvested equity incentive awards granted to you under any Cerner equity incentive plans after June 1, 2005. For purposes of this Paragraph 2.C.2.d, any performance-based award shall become vested or settled assuming an "at-target" level of goal achievement had been attained.

3.
Severance Agreement and Release. As a condition to your receiving severance in accordance with this Paragraph 2.C, upon your resignation or the termination of your employment, you agree to promptly execute and not revoke a written severance agreement, which release will be provided to you within ten (10) days of your termination date, containing normal and customary provisions, including but not limited to, a release releasing Cerner from any claims against Cerner related to your employment with Cerner that you might have at the time of or following the termination of your employment, and reasonable and customary representations and warranties.

4.
Forfeiture and Reimbursement. Further, notwithstanding anything to the contrary in this Executive Severance Agreement, if you breach any confidentiality, non-competition or other material provision in your Employment Agreement following the termination of your employment with Cerner, Cerner’s obligation, if applicable, to deliver severance payments and benefits to you under this Paragraph 2.C, and the vesting of any equity incentive awards described in this Paragraph 2.C, will cease immediately, you will reimburse Cerner the amount of severance payments delivered to you by Cerner prior to such breach by you, and you will forfeit to Cerner all equity incentive awards (or the proceeds of exercised awards) that vested based on or after such termination of your employment and prior to your breach.

5.
ERISA Claims Review Procedures. To the extent any severance payments described in this Paragraph 2.C are covered by the Employee Retirement Income Security Act of 1974, as amended, Claims Review Procedures are available from Cerner.

6.	Compliance with Section 409A.

a.
General Compliance. This Executive Severance Agreement and any severance payments contemplated to be made hereunder is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Executive Severance Agreement, payments provided under this Executive Severance Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Executive Severance Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Executive Severance Agreement shall be treated as a separate payment. Any payments to be made under this Executive Severance Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Executive Severance Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

b.
Specified Employees. Notwithstanding any other provision of this Executive Severance Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the your termination date or, if earlier, on your death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c.	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Executive Severance Agreement shall be provided in accordance with the following:

i.
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.	any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.	any right to reimbursements or in-kind benefits under this Executive Severance Agreement shall not be subject to liquidation or exchange for another benefit.

D.
Partial Accelerated Vesting upon a Change in Control. In connection with a Change in Control, 50% of each outstanding and unvested equity incentive award granted to you under any Cerner equity incentive plan after June 1, 2005 and prior to the date of the Change in Control becomes effective will become vested on the date the Change in Control becomes effective. The remaining 50% of each such outstanding equity incentive award that has not yet vested will continue to vest according to its vesting schedule (unless your employment is terminated for any reason other than in connection with an Ineligible Severance Event or you resign for Good Reason within twelve (12) months following the date the Change in Control becomes effective, in which case 100% of such award will become vested as provided above in Paragraph 2.C.2; or in the event your employment is terminated for any reason other than in connection with an Ineligible Severance Event or a Constructive Termination at any time after twelve (12) months following a Change in Control, in which case 100% of such award will become vested as provided above in Paragraph 2.C.1). For purposes of this Paragraph 2.D, any performance-based award which becomes 50% vested upon a Change in Control shall mean that an "at-target" level of goal achievement had been attained with respect to 50% of the award.

E.
Modified 280G Carve-Back. Notwithstanding anything contained in this Executive Severance Agreement to the contrary, if on an after-tax basis the aggregate payments and benefits paid pursuant to Paragraph 2.C.2 or Paragraph 2.D would be larger if the portion of such payments and benefits constituting "parachute payments" under Code Section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code Section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax.  Any such reduction shall occur in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Paragraph 2.E shall be made in writing in good faith by an accounting firm selected by Cerner, which is reasonably acceptable to you (the “Accountants”). Cerner and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 2.E. Cerner shall be responsible for all fees and expenses of the Accountants.

F.
409(a) Modifications. Notwithstanding anything to the contrary herein, Cerner may modify your Employment Agreement and this Executive Severance Agreement from time to time without your consent if Cerner’s legal counsel deems doing so to be advisable to comply with Section 409A of the Code and you agree that any such modifications shall be binding upon you.

2.	PARAGRAPH 3 MODIFICATION. The following is added to Paragraph 3 of your Employment Agreement:

Nothing in this paragraph (i) prohibits you from using or disclosing Confidential Information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation including 18 U.S.C. § 1833 or (ii) requires notification or prior approval by Cerner of any reporting described in clause (i). However, any disclosure must be made in accordance with the applicable law or regulation and in a manner that limits-to the furthest extent possible-disclosure of Confidential Information.

3.	ENTIRE AGREEMENT AND PRIOR AGREEMENTS.

We agree that your Employment Agreement, as amended by this Executive Severance Agreement, otherwise remains in full force and effect. This Executive Severance Agreement represents your entire agreement with Cerner concerning the subject matter hereof and cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to the subject matter hereof. Without limitation, the severance benefits and payments eligible to be provided under this Executive Severance Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you.

[The remainder of this page is intentionally blank. Signatures follow.]

This Cerner Executive Severance Agreement is executed as of this 11th day of September, 2017.

/s/ Zane M. Burke
Zane M. Burke

Cerner Corporation

By:	/s/ Julia M. Wilson
Julia M. Wilson
Executive Vice President and Chief People Officer

APPENDIX A
DEFINITION OF TERMS
CAUSE means your material breach of your Employment Agreement, fraud against Cerner, misappropriation of Cerner’s assets, dishonesty, embezzlement from Cerner, theft from Cerner, material neglect of your duties and responsibilities hereunder, your arrest and indictment for a crime involving drug abuse, violence, dishonesty or theft, your taking any action or omitting to take any action that results in a violation of the Sarbanes-Oxley Act of 2002, or any related statutes, laws or regulations or material breach of Cerner’s policies.
CHANGE IN CONTROL means:

(i)
The acquisition by any individual, entity or group (a “Person”) within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of Cerner (the “Outstanding Cerner Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Cerner entitled to vote generally in the election of directors (the “Outstanding Cerner Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from Cerner, (Y) any acquisition by Cerner, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cerner or any corporation controlled by Cerner; or

(ii)
Individuals who, as of the date hereof, constitute the Cerner Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Cerner’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cerner ( a “Business Combination”), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Cerner resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cerner or all or substantially all of Cerner’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of Cerner or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of Cerner resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of Cerner resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv)	Approval by the shareholders of Cerner of a complete liquidation or dissolution of Cerner.
CODE means the Internal Revenue Code of 1986, as from time to time amended.
CONSTRUCTIVE TERMINATION means the occurrence of any of the following without your consent: (1) a material, adverse change in your authority, position, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to the Chief Executive Officer or Board of Directors, (2) a material reduction in your base salary or target bonus opportunity, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25)

miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of your Employment Agreement. You cannot terminate your employment on account of a Constructive Termination unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Constructive Termination within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Constructive Termination within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Constructive Termination with respect to such grounds.
DISABILITY means a physical or mental illness, as determined by an accredited physician, which causes you to be unable to perform your duties hereunder for ninety (90) consecutive days, or for an aggregate of ninety (90) days during any period of twelve (12) consecutive months.
GOOD REASON means the occurrence of any of the following, without your consent: (1) a material, adverse change in your authority, duties, position or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to the Chief Executive Officer or the Board of Directors, (2) a material reduction in your base salary or target bonus opportunity, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25) miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of your Employment Agreement. You cannot terminate your employment on account of a Good Reason unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Good Reason within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Good Reason with respect to such grounds.

CERNER ASSOCIATE EMPLOYMENT AGREEMENT

This Cerner Associate Employment Agreement describes the formal employment relationship between

Zane M. Burke
Associate

and

Cerner Corporation, a Delaware corporation

This Agreement is effective on the 30th day of September, 1996.

1.	CERNER’S LETTER OFFERING EMPLOYMENT TO YOU.

At the time you accepted employment with Cerner, you received an offer letter outlining or confirming the specifics of Cerner's offer of employment to you. The position, terms, compensation, benefits and other provisions of that offer letter represent the initial conditions of your Cerner employment. The offer letter is incorporated into this Agreement as Attachment I. Any amendments or changes to the offer letter are included as part of Attachment II to this Agreement, and supersede the terms in the offer letter. Cerner reserves the right, on a future and non-retroactive basis only, to modify at anytime the conditions of your employment by Cerner.

2.	EMPLOYMENT RELATIONSHIP.

A.
Formation. By signing this Agreement, you represent that every material fact contained in your resume and application for employment with Cerner is true and accurate to the best of your knowledge and belief. You also agree that falsification of your resume or application is grounds for immediate discharge.

B.
Type. To the extent permitted by law, your employment relationship with Cerner is “at will", which means that you may resign from Cerner at any time, for any reason, or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time, for any legally permitted reason, or for no reason at all, and without advance notice.

C.
Resignation and Termination. You agree to cooperate with Cerner by participating fully in an exit interview in the event you leave the employ of Cerner, whether voluntarily or involuntarily. You agree to give Cerner written notice of your intention to resign from employment at least ten (10) business days prior to the last day you intend to work at Cerner. To facilitate the provisions of paragraphs 7 and 8 of this agreement, you also agree to report to Cerner, in conjunction with your written notice of intent, the identity of your new employer and the nature of your proposed duties for that employer. Cerner, however, reserves the right either to accelerate your intended effective termination date to an earlier actual date or to allow your intended effective termination date to stand.

If you resign, however, with fewer than ten (10) business days notice, or if you actua11y·1eave Cerner-'s employ prior to expiration of the ten business days notice period and without the permission of Cerner, then you agree that (to the extent permitted by law) no vacation pay, salary or other compensation otherwise due, from the date of your resignation notice until the time of your approved effective termination date, will be owed or paid to you by Cerner.

If Cerner terminates your employment (and unless the termination was due to your dishonesty, illegal conduct, or breach of this Agreement), Cerner will pay you in conjunction with such termination the equivalent of two weeks base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation and Associate benefits). This provision also applies if you give proper notice as outlined above and Cerner elects to accelerate your effective termination date.

In the event your termination occurs during a performance period associated with a documented bonus or incentive compensation plan, any final payments to you as a result of your participation in such plan will be determined by the documented procedures of the plan.

In the event Cerner terminates your employment, Cerner reserves the right to set the effective date of such termination.

Upon your resignation or the termination of your employment, you agree to promptly execute a Termination Statement in the form of Attachment III.

D.	SALES ASSOCIATE PROVISIONS. If you are employed by Cerner in a sales capacity, additional provisions incorporated as Attachment IV to this Agreement are applicable to your employment relationship.

3.	AGREEMENT NOT TO DISCLOSE OR TO USE CONFIDENTIAL INFORMATION.

You agree that you will forever maintain the confidentiality of Confidential Information. You will never disclose Confidential Information except to persons who have both the right and need to know it, and then only for the purpose and in the course of performing Cerner duties, or of permitting or assisting in the authorized use of Cerner products and services. In the event your employment with Cerner terminates (voluntarily or involuntarily), you will promptly deliver to Cerner all Confidential Information.

4.	NON-CERNER EMPLOYMENT.

Except for those part-time associates, hired to work less than 40 hours per week, employment at Cerner is a full-time responsibility. As a full-time associate, we expect that you will devote your full time and attention to meet your Cerner responsibilities and will not engage in any other employment activities which would detract from or conflict with your ability to carry out your duties at Cerner. If you are a part-time associate, it is Cerner's expectation that you will not engage in other employment activities that would detract from or conflict with your ability to carry out your part-time duties at Cerner.

5.	NEW PRODUCTS AND IDEAS.

With respect to New Products and Ideas that you develop, author, or conceive while employed at Cerner, plus for one year thereafter, you agree to keep accurate, complete and timely records of such New Products and Ideas, and will promptly disclose and fully describe such New Products and Ideas in writing to Cerner.

You agree to assign and transfer to Cerner, without further consideration, your entire right, title and interest in and to all such New Products and Ideas. You waive any and all moral rights which you otherwise would have in any New Products and Ideas.

You agree to execute promptly at Cerner's expense, a written assignment of title to Cerner, and all letters (and applications for letters) of patent and copyright, In all countries, for any New Products or Ideas required to be assigned by this Agreement. You also agree to assist Cerner or its nominee in every reasonable way (at Cerner's request and expense, but at no charge to Cerner), both during and after your time of employment at Cerner, in vesting and defending title to the New Products and Ideas in and for Cerner, in any and all countries, including the obtainment and preservation of patents, copyrights, trade secrets and other proprietary rights.

This Section does not apply to your new products and ideas which do not relate directly to the business of Cerner, and which are developed entirely on your own time.

6.	PRIOR INVENTIONS.

Any and all patented and unpatented inventions, new products and ideas which you made prior to your employment by Cerner are excluded from the scope of this Agreement and are documented on Attachment V Inventory of Prior Inventions.

7.	NON-COMPETITION.

For a period of two (2) years after the voluntary or involuntary termination of your employment with Cerner:

A.	You will tell any prospective new employer, prior to accepting employment, that this Employment Agreement exists.

B.	If you have worked for Cerner in a sales capacity, you will not provide services in the United States, or in any country in which Cerner has a business interest, to any Conflicting Organization in connection with the marketing, sale or promotion of any Conflicting Product:

(1)	to any person or organization upon whom you called or whose account you supervised on behalf of Cerner any time during the last three (3) years of your employment by Cerner, and

(2)	within any states or provinces that were a part of any Cerner territory assigned to you during the last three (3) years of your employment by Cerner.

If you have never worked for Cerner in a sales capacity, you will not provide services directly or indirectly related to your employment at Cerner to any Conflicting Organization in the United States or in any country in which Cerner has a business interest. However, you may accept employment with a large Conflicting Organization whose business is diversified, and with a portion of its business that is not a Conflicting Organization, provided that Cerner, prior to your acceptance of such employment, shall receive separate written assurances satisfactory to Cerner from such Conflicting Organization and from you that you will not render services directly or indirectly in connection with any Conflicting Product.

8.	POST-TERMINATION PAYMENTS BY CERNER.
If you are unable to obtain employment within three (3) months after termination of your employment at Cerner due solely to the non-competition restrictions imposed on you by Paragraph 7 of this Agreement, the provision of Paragraph 7 shall continue to bind you only so long as Cerner shall make to you monthly payments equivalent, on an annualized basis, to your average earnings during the last three years of your Cerner employment (or of your average Cerner earnings, if you were employed fewer than 3 years), for each month of such unemployment.
You will, during each month of such unemployment, make conscientious and aggressive efforts to find employment. You will also, within ten days after the end of each calendar month, give Cerner a detailed written account of your efforts to obtain employment. In your monthly written account, you will identify each Conflicting Organization with which you have sought employment.
Cerner shall, at Cerner's option, be relieved of making a monthly payment to you for any month during which you fail to seek employment conscientiously and aggressively, and to account to Cerner as described above.
Cerner is obligated to make such payments to you upon your fulfillment of the conditions set forth above beginning in the 4th month of your unemployment and continuing for the following twenty-one (21) consecutive months, unless Cerner gives you:

A.	Written permission to accept available employment, or

B.	A written release from the non-competition obligations set forth in Paragraph 7 of this Agreement.

9.	PUBLICITY RELEASE.
You consent and agree. to the use of your name, voice and picture (including but not limited to use in still photographs, videotape and film formats, and both during and after your period of employment at Cerner) for advertising, promotional, public relations, and other business purposes (including its and their use in newspapers, brochures, magazines, journals and films or videotapes) by Cerner.

10.	CERNER PROPERTY.
You understand that you may be assigned various items of Cerner property and equipment to help you carry out your Cerner responsibilities. When such property or equipment is issued, you will formally acknowledge receipt of it and will take all reasonable precautions and actions necessary to safeguard and maintain it in normal operating condition. You further agree to accept financial responsibility for damage or wear to the property and equipment you are issued beyond that associated with normal business use. You will notify Cerner immediately of any such damage or loss. If your employment with Cerner terminates, you will immediately return to Cerner all property and equipment which you have been issued.

11.	SYSTEMS AND PHYSICAL SECURITY.
You understand the importance of both systems and physical security to the daily operations of Cerner and to the protection of business information. You will, therefore, comply with and assist in the vigorous enforcement of all policies, practices, and procedures which may be developed to ensure the integrity of Cerner systems and facilities. Further, you understand that willful violation of such policies, practices, and procedures may result in termination of your employment

12.	PRIOR EMPLOYMENT RELATIONSHIPS AND OBLIGATIONS.
By accepting employment with Cerner, you represent to Cerner that you are not subject to any non-competition or confidentiality agreements that your employment and activities at Cerner would violate. You also represent that you will not disclose to Cerner, or induce Cerner to use, any proprietary or confidential information belonging to any previous employer or to others.

13.	REMEDIES.
By signing this Agreement, you agree that the promises you have made in it are of a special nature, and that any breach, violation or evasion by you of the terms of this Agreement will result in immediate and irreparable harm to Cerner. It will also cause damage to Cerner in amounts difficult to ascertain. Accordingly, Cerner shall be entitled to the remedies of injunction and specific performance, as well as to all other legal and equitable remedies which may be available to Cerner.

14.	INDEMNIFICATION.
You agree to indemnify and hold Cerner harmless from and against any damages, liability, actions, suits or other claims arising out of your breach of this-Agreement.

15.	MODIFICATION.
This Agreement may not be modified in any respect, except by a written agreement executed by you and Cerner. However, Cerner may from time to time publish and adopt supplementary policies with respect to the subject matter of this Agreement, and you agree that such supplementary policies shall be binding upon you.

16.	NOTICES.
Any notice required or permitted to be given pursuant to the terms of the Agreement shall be sufficient if given in writing and if personally delivered by receipted hand delivery to you or to Cerner, or if deposited in the United States Mail, postage prepaid, first class or certified mail, to you at your residence address or to Cerner’s Corporate headquarters address or to such other addresses as each party may give the other party notice in accordance with this Agreement.

17.	TERM OF THIS AGREEMENT.
This Agreement begins as noted above and will continue in perpetuity, even though your employment can be terminated by you or by Cerner as described elsewhere herein.

18.	GOVERNING LAW.
This Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of Missouri.

19.	SEVERABILITY.
If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable.

20.	ENTIRE AGREEMENT AND PRIOR AGREEMENTS.
You hereby acknowledge receipt of a signed counterpart of this Agreement and acknowledge that it is your entire agreement with Cerner concerning the subject matter. This Agreement cancels, terminates, and supersedes any of your previous oral or written understandings or agreements with Cerner or with any officer or representative of Cerner.

21.	SUCCESSORS.
This Agreement shall be binding upon Cerner's successors and assigns. This Agreement shall also be binding upon your heirs, spouse, assigns and legal representatives.

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This Employment Agreement is executed this 30th day of September, 1996.

/s/ Zane M. Burke
Associate

Cerner Corporation

By:	/s/ Rene Whitcraft

Vice President of Administration

APPENDIX A

DEFINITION OF TERMS

CERNER CORPORATION and CERNER mean Cerner Corporation, the Delaware corporation. The terms also cover all of Cerner Corporation's parent, subsidiary and affiliate corporations and business enterprises, both presently existing and subsequently created or acquired. Such affiliate corporation may be directly or indirectly controlled by Cerner or related to Cerner by equity ownership.

CLIENT means any actual or potential customer or licensee of Cerner.

CONFIDENTIAL INFORMATION means Cerner, Client and Vendor trade secrets. It also means other Cerner, Cerner Associate, Client, and Vendor information which is not generally known, and is proprietary to Cerner Corporation or to Cerner Associates, Clients, and Vendors. It includes, but is not limited to, research, design, development, installation, purchasing, accounting, marketing, selling, servicing, finance, business systems, business practices, documentation, methodology, procedures, manuals (both internal and user), program listings, source codes, working papers, Client and Vendor lists, marketing and sales materials not otherwise available to the general public, sales activity information, computer programs and software, compensation plans, your personal compensation, performance evaluations, patient information and other client-related data, and all other non-public information of Cerner and its Associates, Clients, and Vendors.

CONFLICTING ORGANIZATION means any person or organization engaged (or about to become engaged) in research, development, installation, marketing, selling, or servicing with respect to a Conflicting Product.

CONFLICTING PRODUCT means any product, process or service which is the same as, similar to, or competes with any Cerner product, process or service upon which you worked during the last three years of your employment by Cerner, or about which you have acquired Confidential Information.

NEW PRODUCTS AND IDEAS means discoveries, computer programs, improvements, works of authorship, methods, ideas and products (whether or not they are described in writing, reduced to practice, patentable or copyrightable) which results from any work performed by you for Cerner, or involve the use of any Cerner equipment, supplies, facilities or Confidential Information, or relate directly to the business of Cerner, or relate to Cerner's actual or demonstrably anticipated research or development.

VENDOR means any actual or Potential licensor, supplier, contractor, agent, consultant or other purveyor of products or services to Cerner.